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                            ENHANCED CASH VALUE RIDER

                      An Additional Benefit of this Policy
                                    Issued By

                     Logo: Columbus Life Insurance Company

     400 EAST FOURTH STREET o CINCINNATI, OHIO 45202-3302 o 1-800-677-9696
                              WWW.COLUMBUSLIFE.COM

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RIDER  BENEFIT            This rider provides enhanced cash values in
                          earlier policy years by providing lower surrender charges in earlier policy years than under the base policy. Due to the charge for this rider, cash values in later years may be less than under the base policy without this rider attached.

ENHANCED CASH VALUE       During the first four policy years, We will deduct the
SURRENDER CHARGE          Enhanced Cash Value Surrender Charge from Your Account
                          Value if either of the following occurs:

                               (1) You surrender Your policy; or
                               (2)  a Grace Period ends without sufficient
                                    premium or loan repayment being paid to Us to keep the policy in force.

                          The amount of the Enhanced Cash Value Surrender Charge that would apply in each policy month of the first four policy years of Your policy is shown on the Policy Schedule at issue.

                          The Enhanced Cash Value Surrender Charge applies only to the original Specified Amount. If you request an increase in Specified Amount during the first four policy years, new Surrender Charge amounts will apply to the increase as described in the base policy. We will add these Surrender Charges to the original Enhanced Cash Value Surrender Charges and send you an amended Policy Schedule showing the new total Surrender Charges that would apply in each remaining policy month.

                          For purposes of determining values under the policy, the term "Surrender Charge" is deemed to include the Enhanced Cash Value Surrender Charge.

                          The Enhanced Cash Value Surrender Charge amounts depend on the age, sex and risk class of the Insured on the Policy Date.

REINSTATEMENT             If the policy lapses and is reinstated, this rider
                          will automatically be reinstated with the policy.

COST OF INSURANCE         The monthly cost of insurance charge for this rider is
                          shown on the Policy Schedule. We will deduct the monthly cost of insurance from the Account Value on each Monthly Anniversary Day during the period shown on the Policy Schedule.

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WHEN EFFECTIVE      The effective date of this rider is shown on the Policy
                    Schedule.

WHEN RIDER          This rider will terminate on the first to occur of:
ENDS                           (1) the date the policy terminates; or
                               (2) the fourth policy anniversary.

POLICY TERMS              This rider is attached to and made a part of the
                          policy. The terms and definitions of the base policy apply to the rider except to the extent they are in conflict with its terms. This rider has no values.

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